Mirati Therapeutics Reports First Quarter 2023 Financial Results and Recent Corporate Updates

SAN DIEGO – May 9, 2023 – Mirati Therapeutics, Inc.® (NASDAQ: MRTX), a commercial stage biotechnology company, today announced financial results for the first quarter 2023 along with recent pipeline and corporate updates.

“Today we are pleased to share the significant progress made during the first quarter of 2023, highlighted by our first full quarter of sales for KRAZATI®, which we believe is the best-in-class KRASG12C inhibitor. This is just the beginning of our journey with KRAZATI®, as we continue to advance our broad development plan in lung cancer and across other indications and lines of therapy,” said David Meek, chief executive officer, Mirati Therapeutics, Inc. “In addition, we advanced our robust portfolio of potential best-in-class clinical programs, including MRTX1133, our KRASG12D inhibitor, MRTX1719, our MTA cooperative PRMT5 inhibitor, MRTX0902, our SOS1 inhibitor and sitravatinib, our TAM receptor inhibitor. Looking ahead, we remain committed to executing on our strategy to advance our pipeline of targeted oncology programs to positively impact the lives of people living with cancer.”

Pipeline Updates

Adagrasib (Potent and selective KRASG12C inhibitor)

•The Company presented updated clinical data for adagrasib as a targeted treatment for KRASG12C-mutated advanced pancreatic ductal adenocarcinoma (PDAC), biliary tract cancer and other solid tumors at the April session of the American Society of Clinical Oncology (ASCO) Plenary Series Program. In addition, the Journal of Clinical Oncology published these findings as a Rapid Communication.

•Adagrasib was included as the only KRAS inhibitor in the National Comprehensive Cancer Network guidelines for Central Nervous System Cancers for patients with KRASG12C -mutated non-small cell lung cancer (NSCLC) with central nervous system (CNS) metastases and for KRASG12C -mutation positive pancreatic adenocarcinoma cancer patients.

•The Company is on track to complete supplemental New Drug Application (sNDA) for third-line and beyond colorectal cancer by year-end 2023.

•The Company continues to enroll in KRYSTAL-10, a Phase 3 registrational clinical study in second-line colorectal cancer patients, evaluating the combination of adagrasib plus cetuximab versus chemotherapy. The Company expects to complete enrollment by year-end 2023.

•Enrollment ongoing in KRYSTAL-12, a Phase 3 clinical study of adagrasib versus docetaxel in second line NSCLC. The Company plans to share data from this study in 2024.

•The Company plans to share updated first-line NSCLC data of the combination of adagrasib with pembrolizumab and first-line development plans in the second half of 2023.

Sitravatinib (Potent TAM receptor inhibitor)

•The Company remains on track to provide topline final overall survival results from the global, registration-enabling Phase 3 SAPPHIRE study evaluating sitravatinib plus nivolumab (OPDIVO®)1 in second or third line non-squamous NSCLC in the second quarter of 2023.

MRTX1133 (Potent and selective KRASG12D inhibitor)

•In March 2023, the Company began enrolling patients in the Phase 1/2 clinical study with plans for multiple expansion cohorts in pancreatic, colorectal, lung and other tumor types with KRASG12D mutations.

MRTX1719 (MTA cooperative PRMT5 inhibitor)

•The Company presented posters to highlight the mechanism by which MRTX1719 elicits potent and selective synthetic lethality in MTAP deleted tumors as well as the further enhancement of antitumor activity via rational targeted combination strategies at the 2023 American Association for Cancer Research (AACR) Annual Meeting.

•Enrollment is ongoing in the Phase 1/2 clinical study to evaluate MRTX1719, an MTA cooperative PRMT5 inhibitor, in patients with solid tumors harboring MTAP-gene deletions with plans to share initial clinical data from this study in the second half of 2023.

MRTX0902 (Potent SOS1 inhibitor)

•The Company presented preclinical data describing the ability of MRTX0902 to enhance anti-tumor activity and overcome acquired resistance in combination with either adagrasib, a potent and selective KRASG12C inhibitor, or an epidermal growth factor receptor inhibitor (e.g. osimertinib) at the 2023 AACR Annual Meeting.

•The Company continues to enroll in the Phase 1/2 clinical study evaluating MRTX0902, a selective KRAS signal modifying SOS1 inhibitor, in an escalating dose cohort as a monotherapy and expects to initiate dose escalation cohorts combining MRTX0902 and adagrasib in the second half of 2023.

Recent Corporate Updates

•In May 2023, the Company announced a strategic partnership with Sarah Cannon Research Institute aimed at increasing diversity in clinical study recruitment practices.

First Quarter Financial Results

•Cash, cash equivalents and short-term investments of approximately $0.9 billion as of March 31, 2023.

•Net KRAZATI® product revenue for the first quarter 2023 was $6.3 million. There was no product revenue for the same period in 2022.

•License and collaboration revenue for the first quarter 2023 was $0.9 million, compared to $0.7 million for the same period in 2022. Both periods represent clinical supply revenue earned under the agreement with Zai Lab.

•Cost of product revenue for the first quarter 2023 was $0.8 million, of which $0.6 million related to product manufacturing and distribution costs, and royalties incurred on net sales of KRAZATI®, and

$0.2 million represented non-cash amortization expense for our intangible asset. There was no cost of product revenue for the same period in 2022.

•Research and development expenses for the first quarter 2023 were $126.7 million, compared to $131.0 million for the same period in 2022. The decrease in research and development expenses was primarily driven by a reduction in clinical development costs for sitravatinib as enrollment was completed in the SAPPHIRE Phase 3 clinical study in the second quarter of 2022, and lower clinical manufacturing costs to support ongoing clinical studies, partially offset by increases in costs for earlier stage clinical development programs such as MRTX1133, and an increase in salaries and other employee related expense to support portfolio advancement.

•Selling, general and administrative expenses for the first quarter 2023 were $73.5 million, compared to $54.0 million for the same period in 2022. The increase in selling, general and administrative expenses was primarily due to an increase in headcount-related costs, including share-based compensation and salaries, and commercial-related costs to support the marketing and sales of KRAZATI®.

•Net loss for the first quarter 2023 was $184.6 million, or $3.18 per share basic and diluted, compared to a net loss of $188.4 million, or $3.40 per share basic and diluted for the same period in 2022.

•Net reduction in cash, cash equivalents and short-term investments for the first quarter was $181.5 million, which included 2022 annual bonus payments and a one-time cash payment of $15 million to Pfizer. The Company expects 2023 net cash burn to annualize within a range of $525 million to $580 million.

Conference Call Information

There will be a conference call on May 9, 2023 at 4:30 p.m. ET / 1:30 p.m. PT during which company executives will review financial information for the first quarter and provide corporate updates.

Investors and the general public are invited to listen to a live webcast of the call at the “Investors and Media” section on Mirati.com or by dialing the U.S. toll free +1 773-305-6853 or international +1 888-394-8218, confirmation code: 8109078.

A replay of the call will be available approximately 2 hours after the event has ended at the same website.

About Mirati Therapeutics, Inc.®

Mirati Therapeutics, Inc. is a commercial stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Unified for patients, Mirati's vision is to unlock the science behind the promise of a life beyond cancer.

For more information about Mirati, visit us at Mirati.com or follow us on Twitter, LinkedIn, and Facebook.

Forward Looking Statements

This press release includes forward-looking statements regarding Mirati’s business, financial guidance and the therapeutic and commercial potential of KRAZATI® (adagrasib), sitravatinib (TAM receptor inhibitor), MRTX1719 (MTA-cooperative PRMT5 inhibitor), MRTX0902 (SOS1 inhibitor), and MRTX1133 (selective KRASG12D inhibitor), Mirati’s technologies and Mirati’s other products in development. Any statement describing Mirati’s goals, expectations, intentions or beliefs, financial or other projections, is a forward-

looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including those inherent in the process of discovering, developing and commercializing medicines that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such medicines.

Mirati’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati’s programs are described in additional detail in Mirati’s annual report on Form 10-K, and most recent Form 10-Q, which are on file with the Securities and Exchange Commission and available at the SEC’s Internet site (www.sec.gov). These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Mirati Contacts

Investor Relations: ir@mirati.com

Media Relations: media@mirati.com

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1OPDIVO® (nivolumab) and the related logo are registered trademarks of Bristol-Myers Squibb Company

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands)

	March 31,	December 31,
	2023	2022
Assets
Current assets
Cash, cash equivalents and short-term investments	$902,294	$1,083,837
Accounts receivable, net	6,227	865
Inventory	3,849	3,020
Other current assets	26,980	21,239
Total current assets	939,350	1,108,961
Property and equipment, net	17,185	17,540
Intangible asset, net	14,655	14,914
Long-term investment	3,353	3,465
Right-of-use asset	35,783	36,122
Other long-term assets	23,435	21,645
Total assets	$1,033,761	$1,202,647

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$22,320	$38,861
Accrued liabilities	102,280	120,587
Total current liabilities	124,600	159,448
Lease liability	43,227	43,661
Other liabilities	3,304	3,022
Total liabilities	171,131	206,131

Shareholders’ equity	862,630	996,516

Total liabilities and shareholders’ equity	$1,033,761	$1,202,647

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2023	2022
	(unaudited)
Revenue
Product revenue, net	$6,291	$—
License and collaboration revenues	876	709
Total revenue	7,167	709
Expenses
Cost of product revenue	558	—
Cost of product revenue - intangible asset amortization	259	—
Research and development	126,683	130,976
Selling, general and administrative	73,490	53,951
Total operating expenses	200,990	184,927
Loss from operations	(193,823)	(184,218)
Other income (expense), net	9,237	(4,168)
Net loss	$(184,586)	$(188,386)
Unrealized gain (loss) on available-for-sale investments	2,043	(4,802)
Foreign currency translation adjustment	(31)	—
Comprehensive loss	$(182,574)	$(193,188)
Net loss per share, basic and diluted	$(3.18)	$(3.40)
Weighted average common shares outstanding, basic and diluted	58,032	55,469